UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2009 (May 22, 2009)

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item                       8.01        Other Events.

On May 22, 2009, Inland American Real Estate Trust, Inc., through a wholly owned subsidiary (referred to herein as “us,” “we,” “our” or the “Registrant”), filed an action in a Delaware Chancery Court seeking a declaration that: (i) the Second Amended and Restated Limited Liability Company Joint Venture Agreement (the “Joint Venture Agreement”) of Concord Debt Holdings LLC (“Concord”) does not require us to meet capital calls that, in purpose or effect, are directed toward satisfying a lender’s concerns about Concord’s ability to perform under certain of its existing credit facilities (the “Credit Facilities”); and (ii) defendant Lex-Win Concord LLC (“Lex-Win”) is required to fund 100% of such capital calls should we exercise our right not to participate in the call.  Alternatively, we are seeking reformation of the Joint Venture Agreement to conform with what we believe was the parties’ intention that our mandatory capital call obligations are limited to those instances in which the call is unrelated to a lender’s concerns about Concord’s ability to perform under its Credit Facilities.  We are also requesting a declaration that Lex-Win’s attempt to impose what we believe is an impermissible capital call on us constitutes a breach of contract and/or the covenant of good faith and fair dealing that is inherent in every contract under Delaware law.  Finally, we are seeking a declaration regarding: (i) the minimum level of equity capital that Lex-Win is required to maintain in Concord; and (ii) the circumstances under which Lex-Win may obtain distributions of capital from Concord.  To the extent that the Joint Venture Agreement is found to reflect a mistake in drafting, we have also requested that the court reform the Joint Venture Agreement.

In 2008, we created a subsidiary to hold a minority, preferred equity interest in Concord.  Concord invests in commercial real estate-related debt instruments and common shares of publicly traded REITs. Concord primarily finances these investments through its own borrowings.  Pursuant to the terms of a Preferred Interest Purchase Agreement and the Joint Venture Agreement, we obtained approximately 23.5% ownership of Concord on or about August 2, 2008 in exchange for an initial capital contribution of $20 million and — under specified conditions — our commitment to increase our investment to $100 million.  As of the date of the filing of our complaint, we had contributed a total of $76 million in cash to Concord.  Defendant Lex-Win holds approximately 76.5% ownership of Concord and has at all relevant times acted as its managing member.  We believe the Joint Venture Agreement sets forth Concord’s investment parameters and includes certain common equity thresholds to which Lex-Win must adhere as managing member, including a provision that we believe effectively requires Lex-Win to maintain a level of capital contribution in Concord that is at least twice the amount invested by us.

Prior to our filing of the above-referenced action, Lex-Win issued a capital call that purported to require payment from us of $24 million by no later than May 26, 2009 to be used to satisfy the Company’s lenders under the Credit Facilities.  Lex-Win has advanced the position that this collateral could be purchased as a “Permitted Investment” and thus fall outside of our right to reject capital calls for an “Advance Rate Paydown” or “ARP,” which is the term ascribed to instances, other than interest payments or voluntary reductions of principal, in which funds are used to satisfy Concord’s contractual obligations to its lenders (or those of the various entities in which Concord holds an interest).  We believe “Permitted Investments” are those made in a defined pool of securities, loans/notes and related interests that are acquired for the purpose of generating a return to Concord and its owners.  We believe that this call is really for an ARP.  Lex-Win, as managing member of Concord, is entitled to make a capital call for an ARP, but we believe the Joint Venture Agreement does not require us to provide the funds.  We believe the decision to meet or reject a capital call for an ARP is completely within our discretion under the Joint Venture Agreement and that Lex-Win is obligated to fund such calls in their entirety should we exercise our right of refusal to make the capital contribution.  Despite Lex-Win’s obligation, in the May 7 earnings conference calls of Lexington Realty and Winthrop Realty Trust, Inc., the indirect owners of Lex-Win, it was stated that Lex-Win “ha[s] not invested any capital in [Concord] since 2007 and [is] determined not to do so.”  Moreover, it was stated on the calls that Lex-Win is continuing to take “steps to manage down [Concord’s] leverage and extend debt maturities” because, as of May 2009, it views Concord as being “in the equivalent of an orderly liquidation” if not in an outright “liquidation state.”  Because we believe Lex-Win is acting in contravention of the terms, conditions and spirit of the Joint Venture Agreement, we have filed the above-referenced action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Date: May 29, 2009	By:	/s/ Lori J. Foust
	Name:	Lori J. Foust
	Title	Principal Financial Officer and Treasurer